Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
Investors’ Conference Call
August 10, 2006
9:30 a.m. EST
Operator:
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners second quarter 2006 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press * 0 on your telephone keypad. As a reminder this conference is being recorded.
I will now turn the conference over to your host, Mr. Bob Bondurant, Chief Financial Officer of Martin Midstream Partners. Thank you, sir, you may now begin.
Robert Bondurant — CFO:
Thank you, Donna. And just to let everyone know who is on the call today we have Ruben Martin, Chief Executive Officer and Director of the Company, and Scott Martin, also a Director and Vice President of our Marine Transportation segment.
Before we get started with my business comments I need to make this disclaimer. Certain statements made during this call may be forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unitholders, as well as any other statements that are not historical fact. The words “anticipate,” “estimate,” “expect” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report financial results in accordance with Generally Accepted Accounting Principles and use certain non-GAAP financial measures within the meaning of the SEC Regulation G such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information with meaningful comparisons between current results and prior reported results and it may be a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations. Distributable cash flow is not a measure of financial performance or liquidity under GAAP or substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release issued Tuesday a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both the earnings press release and our second quarter 10-Q are available at our website, www.martinmidstream.com.
Now with that out of the way I’d like to comment on our second quarter performance. For the second quarter we had net income of $5.2 million or 40 cents per limited partner unit compared to $4.3 million or 33 cents per limited partner unit for the first quarter of ‘06. Our distributable cash flow was $7.8 million in the second quarter compared to $7.3 million for the first quarter. In the second quarter our net income was negatively impacted by $600,000 or 4 cents per limited partner unit as a result of a non-cash mark-to-market adjustment on our commodity derivatives. Because this was a non-cash charge distributable cash flow was not impacted by this bookkeeping entry.

Beginning in third quarter we have redesignated any remaining mark-to-market commodity hedges as cash flow hedges and we expect our income statement to be minimally impacted in future periods with mark-to-market adjustments. Barring any future measurements of hedge in effectiveness, future mark-to-market adjustments will be run through the balance sheet as other comprehensive income.
Now I’d like to discuss segment results for second quarter compared to the first quarter. For the second quarter our terminal operating income was $2.1 million compared to $3 million in the first quarter. However, included in our first quarter earnings was $900,000 of a hurricane-related gain on involuntary conversion of assets. Excluding that gain, operating income was the same for both quarters.
Moving to our Marine Transportation segment, our operating income was $1.7 million for the second quarter compared to $700,000 for the first quarter. Our Marine Transportation revenues increased $1.6 million, the increase coming entirely from our offshore vessels. This was a result of our offshore barge organic growth program, which was completed at the end of the first quarter. Barring any unforeseen operating performance problems we believe the third and fourth quarter performance of the Marine Transportation segment should reflect our second quarter performance.
In our Natural Gas/LPG Services operating segment, income in the second quarter was $(44,000) compared to $1.2 million in the first quarter. As previously disclosed the second quarter was negatively impacted by a non-cash mark-to-market book keeping entry which reduced earnings by $600,000. The balance of the decline between the first and second quarter was from our historic LPG distribution business. Obviously since heating demand decreases in the summer months our LPG sales volume decreased 23% between the first and second quarters. This decrease in sales volume as a result of seasonality accounted for the decrease in earnings.
Another significant component of our Natural Gas/LPG Services income is our earnings from unconsolidated entities. Earning from our unconsolidated entities was $2.3 million in the second quarter compared to $2.4 million in the first quarter. This decrease was a result of decreased earnings of our offshore gathering systems which were down approximately $200,000. Partially offsetting this decrease was our Waskom plant. Waskom’s income increased $100,000 while the plant facility averaged approximately 180 million cubic feet per day in the quarter, slightly lower than the 187,000 million cubic feet per day average in the first quarter.
Moving to the Sulfur segment, we had operating income of $2.1 million in the second quarter compared to $1.5 million in the first quarter. This decrease was primarily a result of additional revenue generated in our recently completed sulfur prilling facility located at Neches terminal. With the completion of the priller and ship-loading facility we were able to load our first two large vessels at this facility in June. This positively impacted earnings as we receive processing fees when we load ships. Overall, the prilled-sulfur side of the business, which now includes both west coast and gulf coast facilities, accounted for $468,000 of our earnings increase in this segment.

In our Fertilizer segment, we had operating income of $900,000 in the second quarter compared to $200,000 in the first quarter. Although our volumes were flat between periods, our margins improved as our product mix yielded higher margins on per ton basis. We should experience our higher margin magamp sales in the third quarter, which we expect to increase Fertilizer earnings in the third quarter when compared to the second quarter.
Now, I’d like to make a comment on depreciation. Although depreciation expense does not effect distributable cash flow, it does effect net income and subsequently earnings per limited partner unit. Overall depreciation expense was $4.3 million in the second quarter compared to $4.0 million in the first quarter. Considering both our growth and maintenance capital expenditures this depreciation expense line item will continue to grow quarterly.
Now capital structure and financing discussion. In the second quarter we received increased revolving line of credit commitments of $25 million, which increased our overall bank commitment to $250 million. At June 30 we had $150 million drawn against this facility. Also, as a result of this amendment, we decreased our interest rate margin 25 basis points, effective July 1, because of this margin decrease and also because of our improved leverage our margin over LIBOR on our borrowings is 200 basis points. We have hedged $75 million of our term debt until November 2010 at 5.25 plus our Libor margin, currently 200 basis points. Additionally we picked another $55 million of term debt until May 2007 at 547 plus our LIBOR margin of 200 basis points. We will continue to evaluate future interest rate hedges and may execute them as we see fit.
Now moving to our maintenance cap ex discussion. We experienced a $3 million of maintenance capital expenditures in the second quarter primarily in the Marine Transportation segment compared to $2 million in the first quarter. Marine shipyard costs continued to increase and is the primarily contributor to this increased maintenance cap ex amount. Based on our internal analysis, we believe our total maintenance cap ex for 2006 will be somewhere between $8 to $9 million.
Finally I would like to make a comment on the new Texas margin tax that was recently passed into law that will become effective January 1, 2007. Based on our preliminary analysis, what we pay in Texas margin tax will be offset by a reduction in our Texas property taxes. So we should see no negative impact to our earnings.
That concludes my formal comments so I’d like to turn the call over to Ruben Martin to discuss the status of our ongoing organic growth project.
Ruben Martin — CEO:
Thank you, Bob. As you remember back in March we presented a $70 to $80 million organic growth plan at the MLP conference in New York. I’d like to give you an update on the progress we have in executing this plan. Since that conference we successfully completed approximately $40 million worth of projects with the Sulfur prilling, marine assets and certain tankers coming on line in first, second and early third quarter of this year. Looking ahead we expect the remaining $40 million of projects online over the next three quarters. We currently have three major organic growth projects in development. In our Natural Gas/LPG Services business, we have increased the scope of our expansion at Waskom. The total expansion will increase Waskom’s name plate capacity to 250 million cubic feet per day with 12,500 barrels per day of fractionation capacity.
As you may recall we have divided up expansion into two separate phases. The first phase of the expansion will increase capacity at Waskom by 30 million cubic feet per day with the second phase of the expansion increasing capacity by an additional 70 million cubic feet per day. In addition, the second phase expansion also includes 3,500 barrels per day of increased fractionization capacity at the Waskom plant. This second phase expansion represents 20 million cubic feet per day increase in capacity over our previously announced second phase expansion at Waskom. While completion of the first phase has been delayed until the year end, the second phase is currently on schedule to come online at end of the first quarter of 2007, ahead of our schedule. As a result of the increased scope of this expansion, as well as cost inflation, our investment in total Waskom expansion is expected to increase to approximately $17 million. We believe our $17 million investment for this project will be in the 4 to 5 multiple range.
In our Terminalling and Storage segment you may have noticed in our 10-Q we closed a $6.2 million barge terminal acquisition in Corpus Christi in early July. Based on an internal estimate of EBITDA and future EBITDA growth, we believe we purchased the facility at four to six multiples of EBITDA. Additionally, we anticipate spending another $5 million to build additional tankage in the Beaumont area. These tanks will be online and begin generating operating cash flows at various points in the third and fourth quarters.
In our Fertilizer segment, I’d like to give you an update of our sulfuric acid plant we are building at Plainview, Texas. As of June the 30 we have spent approximately $8.5 million of our anticipated $21 million budget for this project. We are on schedule to be completed in December. This plant will allow us to produce our own sulfuric acid, a major feedstock of our Plainview Fertilizer plant. The results will be significant reduction in Fertilizer cost of sales. It will also allow us to eliminate our dependency on sulfuric acid supply by rail, which has been inconsistent over the last two to three years. This inconsistent supply chain caused operating problems which should be eliminated when we get consistent sulfuric acid supply from our new acid plant. As you can see we are excited about our ongoing growth projects and despite delay in construction and higher costs, the economics continue to look very attractive.
With that I’d like to open it up to questions. Donna.
Operator:
Thank you. Ladies and gentlemen, at this time we will be opening the floor for a question-and-answer session. If you would like to ask a question please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pickup your handset before pressing the * keys. Once again, that is * 1 to register your questions at this time. One moment, please, while we poll for questions.
Our first question is coming from Ed Gardner of Raymond James. Please proceed with your question.

<Q>: Hi, guys, uh sorry.
<A>: Hi.
<Q>: Just a couple quick questions. You guys touched on pretty much everything. But as far as the maintenance cap ex goes, I know you had the overrun on the dry-dock here, but looking forward to 2007 would you guys still expect something in the $8 million range?
<A>: We haven’t really drilled down that heavy on 2007. We have a general idea. I think we had a very heavy first half of the year in our Marine business and Scott could address an actual number of barges here in just a second. But I anticipate it will be down from $8 to $9 million. I think it will be more in line with anywhere from probably $6 to $7.5 million range, that is just an early read on it. Scott, do you have any comments on the unusual first half of the year?
<A>: Yeah, I would agree that we did 14 projects in the first half and we only have 3 to 4 scheduled in the second half.
<Q>: Okay. Second question. You mentioned that the total expansion on the Waskom plant was $17 million. Was that originally $15 million cost, am I on line with that?
<A>: That’s correct. We are about $2 million over budget, and we’ve added to the scope of the project with additional compression to increase the through-put even further, so there is some add-on bells and whistles, but the original project was totaled around $15 million.
<Q>: Okay, that includes Phase I and Phase II, right?
<A>: That is correct.
<Q>: Okay. And finally, could you guys give us just a little bit more coverage, or color, on the marine terminal acquisition down in Corpus as far as what kind of terminal that was and what you guys paid for it, et cetera?
<A>: Yeah, a little over $6.2 million. It’s a terminal that has a fuel-oil storage now. It also has specialty product that it stores for the major oil companies down there. It has pipelines that run along the ship channel and can be hooked up to the various terminals and refineries in the Corpus Christi area. We plan on expanding that terminal for diesel fuel and diesel fuel blending for high sulfur and low sulfur diesel as we go into different product modes with diesel fuel as the government change their sulfur specs. We can use the terminal to blend into the types of diesel that we need in our system for our customers.
<Q>: Okay. When would you guys expect those expansions to come online?
<A>: Probably early to mid next year.
<Q>: Okay. That’s all I had. Thanks, guys.

Operator:
Thank you. Our next question is coming from Ron Londe of A.G. Edwards. Please proceed with your question.
<Q>: Thanks. On the gulf coast and in the Marine business and the Terminal business, have you seen any change in your product mix or demands from refineries given what is going on, you know with refineries and refining margins and various products? Have you seen any shift in product deliveries or storage in the Gulf?
<A>: Scott, do you want to address that?
<A>: Yeah. Because we don’t have a lot of excess capacity we haven’t been able to capture a lot of that. We are seeing a lot of demand for all the different grades of distillates and gasolines with the ethanol action going on. We unfortunately have not had any excess capacity to be able to try to capture that. We are definitely getting the phone calls like I’m sure everybody is right now on that.
<Q>: Have you seen any consolidation in the Marine business on the Gulf yet or is everybody pretty much happy and not willing to sell out?
<A>: Yeah. We’re obviously always watching and looking for acquisitions and small terminals and marine transportation, but —
<A>: Kirby, didn’t Kirby have a —
<A>: Kirby announced a power acquisition the other day. But we’re constantly looking at those and don’t have any right now we can comment on other than the small terminal in Corpus.
<Q>: Okay. Thank you.
<A>: Uh-huh.
Operator:
Once again, ladies and gentlemen, if you do have a question, please press * 1 on your telephone key pad at this time. Our next question is coming from Mark Easterbrook of RBC Capital Markets. Please proceed with your question.
<Q>: Yeah, just sort of firming up the numbers on the growth cap ex that you are going to spend for this year, is that going to be about $80 million?
<A>: That’s correct. We put $40 million basically to bed and there’s about another $40 million to go, mainly between Waskom and the acid plant and little bit of tank is left to go.
<Q>: And what type of returns are you going to look for on that total $80 million? Is that still around five, six times EBITDA?

<A>: Yes, it is.
<Q>: Okay. And is an $80 million number a good number to use for ’07? Do you still see, you know, you haven’t probably outlined it yet, but probably see potential for growth going out into ’07 and ’08?
<A>: We see the potential. I wouldn’t say we have got $80 million booked, but we see a potential for that. Ruben?
<A>: Yeah, we’re obviously constantly looking and have several things with people that we’re talking on different projects and so forth. Right now it’s not as high as $80, but its probably half that that we’ve seen internally in growth-type projects. But we just haven’t got 2007 lined out yet as far as all of the organic growth.
<A>: There are conversations going on with customers and continually going on that you know the potential is there, but nothing has been firmed up.
<Q>: And then last question. You mentioned the mark-to-market expense and now you’re changing those hedges to cash flow hedges. Hw did you do that? How is that accounting change to cash flow hedges?
<A>: I wasn’t directly involved with that. Our controller and the accounting staff was. But you have the opportunity if you have mark-to-market hedges at any point in time under FAS 133 accounting to redesignate and from that point forward, you run the changes through the balance sheet.
<Q>: Right.
<A>: So FAS 133 is a technical 800-page document and I’m not going to put myself out there as an expert on it, but that is what we were able to do and KPMG blessed it, so going forward it will run through the balance sheet.
<Q>: Thanks, guys.
<A>: You bet.
Operator:
Thank you. Our next question is coming from John Tysseland of Citigroup. Please proceed with your question.
<Q>: Morning, guys. Couple one quick question. If you look at the $40 million you spent in organic growth so far this year, how much cash flow do you think you’ve realized so far as far as a full quarters worth of cash flow of that $40 million or is that more or less to be expected over the next couple quarters?

<A>: Well, in the Marine segment you saw the impact, the change from the first quarter to the second quarter that was marine piece; that incremental increase was from our barging area which was in, I’m estimating roughly, $15 million of the total package. The sulfur priller was $15 to $20 million kind of investment. And you saw the sulfur business increase from the first to second quarter and that’s probably what you might want to look, at the change from the second quarter of ’06 compared to the fourth quarter of ’05. That incremental change would be a good target to see as far as that investment. So those investments are online now and so the priller was just right at $15 and then of course the sulfuric acid plant we’ve spent $8.5 million, but it won’t come online until December. So none of that impact will be until the first quarter of next year and that — the other $12.5 million will be spent over the next probably four months. So the equipment is getting delivered. They are starting. They’re setting all of the equipment, the boilers, things like that at this time. So it will be spent, but no cash flow until probably first quarter of next year.
<Q>: Okay. Fair enough. Then if we look at the Marine side of the business and dry docks is that predominantly due to, you know the increase in dry dock cost, is that predominately due to labor, dry docking schedules, fuel cost or is any of that like loosening up in the near future or is it going to continue to be a very, very tight shipyard market?
<A>: It continues to be very tight. We’re seeing labor rates up you know 40—50%. Availability is nonexistent almost, so we’re not seeing it get much better right now.
<Q>: So more or less availability where they are trying to charge premium for services or is it —
<A>: It’s both. I think it is labor, and they are getting a premium for the services because they can. And you know one of our projects that we have in that should be online next year is a maintenance facility for our barges. So we will have a small shipyard down at Sabine Pass south of Beaumont down around Port Arthur and all of our barges run a lot in that area so we will have a maintenance facility there that we will be able to pull in and do general maintenance. Where in a lot of shipyards you have trouble scheduling and you wait in line so you have downtime as you’re waiting to get into a shipyard. These kind of things. So with our own maintenance facility we will be able to do our own scheduling, get in and out very efficiently, and hopefully, if we can’t reduce the cost of the labor that much because we will be competing with the other shipyards for the labor, we will be able to reduce the down time that we have when we pull into the maintenance facility. And this is a project that was ongoing last year. The hurricane, because Sabine Pass had some significant damage and we had to take a lot of the equipment that we had planned on using at Sabine Pass to some other locations, it was delayed probably six to eight months but should be online next year.
<Q>: Is that something you would service third parties or —
<A>: No, it’s strictly in-house. It’s strictly for our barges and it will be a reduction of our maintenance cost in our downtime. So it’s got a very good return that we will see in reduced maintenance and reduced downtime.
<Q>: All right. Excellent, guys thanks.

Operator:
Gentlemen, we’re showing no further questions at this time.
Ruben Martin — CEO:
All right. Well, we thank you. We thank everybody for dialing in today. We appreciate your continued confidence in our company and we look forward to the rest of ’06 and ’07. We thank you.
Operator:
Ladies and gentlemen, thank you for your participation. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.